Exhibit 4.11
AMENDMENT TO EMPLOYMENT AGREEMENT
     This Amendment to Employment Agreement (this “Amendment”) is made effective as of January 1, 2009, by and between Legacy Energy, Inc., a Delaware corporation (the “Company”), and Jonathan S. Wimbish (the “Executive”).
Background Information
     The parties to this Amendment (the “Parties”) entered into an Employment Agreement as of April 29, 2008 (the “Employment Agreement”), regarding the Executive’s employment relationship with the Company. The Parties desire to amend the Employment Agreement in order to comply with the final Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). “The Employment Agreement, as amended by this Amendment, is hereinafter collectively referred to as the “Agreement.”
Amendment of the Employment Agreement
     The Parties hereby acknowledge the accuracy of the foregoing Background Information and hereby agree as follows:
     1. Definitions. All capitalized terms used in this Agreement but which are not otherwise defined herein, shall have the respective meanings given those terms in the Employment Agreement, as applicable.
     2. Fringe Benefits. Paragraph 4.2 of the Agreement is hereby amended by adding the following to the end thereof:
     “Such benefits shall be provided in accordance with any applicable policy, program or plan provisions. Any taxable welfare benefits provided to the Executive pursuant to this Section 4.2 that are not ‘disability pay’ or ‘death benefits’ within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the ‘Applicable Benefits’) shall be subject to the following requirements in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Company shall not be obligated to reimburse any expense for which the Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred. Further, no Applicable Benefit may be liquidated or exchanged for another benefit.”
     3. Expense Reimbursement. Paragraph 4.3 of the Agreement is hereby amended by adding the following to the end thereof:

     “If any reimbursements under this provision are taxable to the Executive, such reimbursements shall be paid on or before the end of the calendar year following the calendar year in which the reimbursable expense was incurred, and the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense was incurred. Such expenses shall be reimbursable only to the extent they were incurred during the term of the Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits.”
     4. Termination for Death or Disability. Paragraph 5.2(ii) of the Agreement is hereby amended to read as follows:
     “the Date of Termination (as defined in Section 7.2) specified in a written Notice of Termination by reason of any medically determinable physical or mental impairment of Executive that shall prevent him from engaging in any substantially gainful activity that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months (“Disability”). Such Notice of Termination shall be delivered by the Company to Executive at least thirty (30) days prior to the specified Date of Termination, which shall be any date after the expiration of one hundred twenty (120) consecutive days during all of which Executive shall be unable, by reason of his Disability, to perform his principal duties, provided, however, that such Notice of Termination shall be null and void if Executive fully resumes the performance of his duties under this Agreement prior to the Date of Termination set forth in the Notice of Termination.”
     5. Right to Terminate by Executive. Paragraph 5.3 of the Agreement is hereby amended in its entirety to read as follows:
     “Executive may terminate his employment for any reason upon thirty (30) days’ written Notice of Termination, including the non-payment of money or material breach by the Company of its obligations under this Agreement, and only after thirty (30) days’ advance written notice of Termination containing reasonably specific details of the alleged breach and failure by the Company to cure the same within such thirty (30) day period. Executive may terminate his employment with the Company at any time upon thirty (30) days’ written Notice of Termination for “Good Reason” as defined in Section 6.4(iii).”
     6. Results of Termination by Company. Paragraph 5.4(ii) of the Agreement is hereby amended by adding the following to the end thereof:
     “The payments under this Section 5.4(ii) shall be in a lump sum on the first regular administrative payday for Company executives following the Executive’s “separation from service” within the meaning of Code Section 409A. In the event the Executive is a “specified employee within the meaning of Code Section 409A, amounts that would otherwise be payable under this Paragraph 5.4(ii) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate as provided for in Code Section 7872(f)(2)(A), on the first administrative payday for Company executives that is six months following the Executive’s “separation from service” within the meaning of Code Section 409A.”

     7. Results of Termination for Death or Disability. Paragraph 5.5(ii) of the Agreement is hereby amended by adding the following to the end thereof:
     “Any taxable welfare benefits provided to Executive pursuant to this Paragraph 5.5(ii) that are not ‘disability pay’ or ‘death benefits’ within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the ‘Applicable Benefits‘) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Company shall not be obligated to reimburse any expense for which Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred. Further, no Applicable Benefit may be liquidated or exchanged for another benefit.”
     8. Results of Termination by Executive. Paragraph 5.6 of the Agreement is hereby amended by adding the following to the end thereof:
     “The payments under this Section 5.6 shall be in a lump sum on the first regular administrative payday for Company executives following the Executive’s “separation from service” within the meaning of Code Section 409A. In the event the Executive is a “specified employee” within the meaning of Code Section 409A, amounts that would otherwise be payable under this Paragraph 5.6 during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate as provided for in Code Section 7872(f)(2)(A), on the first administrative payday for Company executives that is six (6) months following the Executive’s “separation from service” within the meaning of Code Section 409A.”
     9. Compensation Upon Termination by Company Without Cause or by Executive for Good Reason. Paragraphs 6.5(iii)(b) and (c) are hereby amended in their entirety to read as follows:
     “(b) as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, Company shall pay to Executive at the time specified in subsection (vii), a single lump sum severance payment (the “Severance Payment”) in an amount in cash equal to three (3) times Executive’s annual Base Salary at the rate in effect just prior to the time a Notice of Termination is given. The Severance Payment shall be in a lump sum on the first regular administrative payday for Company executives following the Executive’s “separation from service” within the meaning of Code Section 409A. In the event the Executive is a “specified employee” within the meaning of Code Section 409A, amounts that would otherwise be payable under this Paragraph 6.5(iii)(b) during the six (6) month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate as provided for in Code Section 7872(f)(2)(A), on the first administrative payday for Company executives that is six months following the Executive’s “separation from service” within the meaning of Code Section 409A.

     (c) Company shall maintain in full force and effect, for the continued benefit of Executive and Executive’s dependents for a period terminating on the earliest of (x) two (2) years after the Date of Termination or (y) the commencement date of equivalent benefits from a new employer all life, accidental death, medical and dental insurance plans or programs in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive’s continued participation is possible under the general terms and provisions of such plans and Executive continues to pay an amount equal to his regular contribution for such participation, if any. In the event that Executive’s participation in any such plan is barred, Company at its sole cost and expense, shall arrange to have issued for the benefit of Executive and Executive’s dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) provided that, Company shall be responsible for the payment of such benefits (on an after-tax basis) to those which Executive otherwise would have been entitled to receive under such plans pursuant to this paragraph (c) or, if such insurance is not available at a reasonable cost to Company, Company shall otherwise provide Executive and Executive’s dependents equivalent benefits (on an after-tax basis) for a period not to exceed five (5) years following the end of the two (2) years after the Termination Date. Executive shall not be required to pay any premiums or other charges in an amount greater than that which Executive would have paid in order to participate in such plans. Any such benefits provided under this Paragraph 6.5(iii)(c) shall be provided in accordance with any applicable policy, program or plan provisions. Any taxable welfare benefits pursuant to this Paragraph 6.5(iii)(c) that are not ‘disability pay’ or ‘death benefits’ within the meaning of Treasury Regulations Section 1.409A-1(a)(5) (collectively, the ‘Applicable Benefits’) shall be subject to the following requirements in order to comply with Code Section 409A. The amount of any Applicable Benefit provided during one taxable year shall not affect the amount of the Applicable Benefit provided in any other taxable year, except that with respect to any Applicable Benefit that consists of the reimbursement of expenses referred to in Code Section 105(b), a limitation may be imposed on the amount of such reimbursements as described in Treasury Regulations Section 1.409A-3(i)(iv)(B). To the extent that any Applicable Benefit consists of the reimbursement of eligible expenses, such reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and Company shall not be obligated to reimburse any expense for which Executive fails to submit an invoice or other documented reimbursement request at least thirty (30) business days before the end of the calendar year next following the calendar year in which the expense for any such reimbursement was incurred. Further, no Applicable Benefit may be liquidated or exchanged for another benefit.
     Company shall pay Executive for any vacation time earned but not taken at the Date of Termination, at an hourly rate equal to Executive’s annual Base Salary as in effect immediately prior to the time a Notice of Termination is given divided by 2080. The payment shall be in a lump sum on the first regular administrative payday for Company executives following the Executive’s “separation from service” within the meaning of Code Section 409A. In the event the Executive is a “specified employee” within the meaning of Code Section 409A, amounts that would otherwise be payable under this Paragraph 6.5(iii)(c) during the six-month period immediately following the Date of Termination shall instead be paid, with interest on any delayed payment at the applicable federal rate as provided for in Code Section 7872(f)(2)(A), on the first administrative payday for Company executives that is six (6) months following the Executive’s “separation from service” within the meaning of Code Section 409A.
     Company shall pay to Executive all legal fees and expenses incurred by Executive as a result of such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination in seeking to obtain or enforce any right or benefit provided by this Section 6 of this Agreement (other than any such fee or expense incurred in connection with any such claim which is determined to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of Code Section 4999. In order to comply with Code Section 409A, in no event shall the payments by the Company under this Paragraph 6.5(iii)(c) be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year.”
     10. Time of Payment. Section 6.5(vii) of the Agreement is hereby removed in its entirety.
     11. Section 409A. Section 6.5(viii) is hereby amended in its entirety to read as follows:
     “Notwithstanding any other provision contained in this Agreement to the contrary, no payments that are considered to be “Non-Qualified Deferred Compensation” (“NQDC”) under Code Section 409A may be made to the Executive as a result of the Executive’s separation from service to the Company until the date that is six (6) months after the date of separation from service (or, if earlier, the death of the Executive) if the Executive is a “specified employee” as described in Code Section 409A(a)(2)(B)(i) at the time of the Executive’s separation from service or other time deemed applicable by the Company. The provisions of this Section 6.5(viii) shall only apply to the minimum extent required under Code Section 409A. The determination of whether and what amount of any payment to the Executive required to be made pursuant to any provision of this Agreement constitutes NQDC shall be made by the Board of Directors of the Company and in consultation with legal counsel, and any such determination shall be final and binding on the Company and Executive. The Company makes no representation as to whether any such payment or any part thereof constitutes or may constitute NQDC. Neither the Company nor any of its directors, officers, employees, agents or professional advisors shall have any liability to the Executive or any other person or any amounts incurred by Executive or any other such persons by reason of the determination made by the Board of Directors pursuant to this paragraph or any action taken or omitted by the Board, the Company, or any of the Company’s directors, officers, employees, agents or professional advisors in the course of, or as a result of, making such determination. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Code Section 409A.”
     12. Attorney’s Fees/Applicable Law/Venue. Paragraph 18.2 of the Agreement is hereby amended by adding the following to the end thereof:
     “In order to comply with Code Section 409A, in no event shall the payments by the Company under this Paragraph 18.2 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Executive shall have submitted an invoice for such fees and expenses at least thirty (30) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year.”

     13. Captions. The captions of the various sections of this Amendment are not part of the context of this Amendment, but are only labels to assist in locating those sections, and shall be ignored in construing this Amendment.
     14. Construction. This document is an amendment to the Employment Agreement. In the event of any inconsistencies between the provisions of the Employment Agreement and this Amendment, the provisions of this Amendment shall control. Except as modified by this Amendment, the Employment Agreement shall continue in full force and effect without change.
EXECUTIVE:

/s/ Jonathan S. Wimbish		Date: 1/12/09

Jonathan S. Wimbish

Legacy Energy, Inc.

By:	/s/ Clarence Cottman, III	Date: 1/12/09

Its: President

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